Exhibit 99.1

United Natural Foods, Inc. Extends Distribution Partnership with Whole Foods Market to 2032

PROVIDENCE, R.I. – (May 21, 2024) – United Natural Foods, Inc. (NYSE: UNFI) announced today that it has extended its wholesale grocery distribution partnership with Whole Foods Market, an affiliate of Amazon.com, Inc. (NASDAQ: AMZN), by entering into an eight-year extension agreement with the company to serve as their primary distributor. The term of the newly extended distribution relationship between the parties will now run until May 2032, replacing the term of the prior agreement, which was set to expire in September 2027.

“We are proud to extend our longstanding partnership with Whole Foods Market to provide high-quality foods and other valuable items to consumers all across the country,” said David Matthews, President of National Sales for UNFI. “We look forward to supporting Whole Foods Market and remain firmly committed to working together to serve the evolving needs of their consumers.”

“UNFI plays an important role in our supply chain as we continue to grow and serve more customers,” said David Garraway, Vice President Supply Chain for Whole Foods Market. “We look forward to strengthening our longstanding partnership together.”

About UNFI
UNFI is North America's premier grocery wholesaler delivering the widest variety of fresh, branded, and owned brand products to more than 30,000 locations throughout North America, including natural product superstores, independent retailers, conventional supermarket chains, ecommerce providers, and food service customers. UNFI also provides a broad range of value-added services and segmented marketing expertise, including proprietary technology, data, market insights, and shelf management to help customers and suppliers build their businesses and brands. As the largest full-service grocery partner in North America, UNFI is committed to building a food system that is better for all and is uniquely positioned to deliver great food, more choices, and fresh thinking to customers. To learn more about how UNFI is delivering value for its stakeholders, visit www.unfi.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include those described in the Company’s filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K for the year ended July 29, 2023, filed with the SEC on September 26, 2023, and other filings the Company makes with the SEC. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information contained in this press release to reflect subsequently occurring events or circumstances. Any estimates of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These estimates are subject to change and could differ materially from final reported results.

For UNFI Investors:
Kristyn Farahmand
401-213-2160
kristyn.farahmand@unfi.com
-or-
Steve Bloomquist
952-828-4144
steve.j.bloomquist@unfi.com

For Media:
UNFI
Charles Davis
215-539-1696
cdavis@unfi.com